FOR RELEASE                                         CONTACT:       Chris Morris
September 13, 2005                                        Senior Vice President
3:05 p.m. Central Time                                   Chief Financial Officer
(972)258-4525



CEC  ENTERTAINMENT,   INC.  REPORTS  INITIAL  IMPACT  OF  HURRICANE  KATRINA  ON
OPERATIONS; UPDATES OUTLOOK FOR FISCAL 2005


IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today made a preliminary statement on the impact of Hurricane Katrina on operations, and updated its previously issued earnings guidance for the third quarter of fiscal 2005.


The Company reported that 17 of its Company-operated restaurants were closed at some point during or after Hurricane Katrina. Five of those restaurants remain closed today. As of today, the Company has lost approximately 128 store operating days, as a result of these closures. The Company confirmed that it retains flood, property and business interruption insurance coverage against certain of the losses and it is currently evaluating potential recoveries. The Company is working to reopen its closed restaurants and to provide assistance to its employees and their families who have been impacted by the hurricane and its aftermath. The Company is unable at this time to fully estimate the extent of the damage or the long-term impact on the operations of the Company and its customers and suppliers.


Dick Frank, Chairman and Chief Executive Officer, stated, "The welfare of our employees and their families are our foremost concern. We will continue to direct our efforts towards ensuring the safety of our employees, assisting the local communities during the recovery process and resuming the normal operations of our restaurants."


The Company also reported that through the first ten weeks of the third quarter of 2005 comparable store sales decreased 5.0%.


Chris Morris, Senior Vice-President and Chief Financial Officer, commented, "Our sales performance to date in the third quarter has been lower than our previous expectation. We believe the current sales trend continues to be negatively impacted by the effect of higher gasoline prices on the spending decisions of our customers, ineffective cross promotions, the absence of a coordinated marketing promotion during the third quarter, and to a lesser extent, the loss of store operating days resulting from Hurricane Katrina. Given the uncertain consumer environment and the difficulty in estimating the full impact of Hurricane Katrina, forecasting sales for the remainder of the year is particularly challenging; however, if the current sales trend continues through the balance of the quarter, diluted earnings per share for the third quarter of 2005 are expected to be in a range of $0.43 to $0.47. The company will update fourth quarter 2005 earnings guidance when it releases third quarter results, currently scheduled for October 25, 2005 after the market closes. Consequently, investors should not rely on previous earnings guidance for the fourth quarter."


Mr. Frank added, "We believe the effect of high gasoline prices on disposable consumer income has been particularly hard on families with young children. Although this has likely negatively impacted our business, and is clearly disappointing, we intend to focus on our core strategies of enhancing the guest experience, marketing our product and enhancing our overall value proposition in this somewhat uncertain consumer environment. Furthermore, our cash flow and balance sheet remain healthy, and we remain on track to complete our 2005 capital plan."


Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity and labor costs.


CEC Entertainment, Inc. operates a system of 505 Chuck E. Cheese's restaurants in 48 states, of which 460 are owned and operated by the Company.